Exhibit 10.24

APPLIED OPTICAL SYSTEMS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2009, by and between APPLIED OPTICAL SYSTEMS, INC., a Delaware corporation, hereinafter called “Company”, and Daniel Roehrs called “Executive”, and provides as follows:

RECITALS

WHEREAS, Company is a designer, manufacturer, assembler and seller of fiber optic connectivity products;

WHEREAS, Executive together with G. Thomas Hazelton, Jr. were the sole shareholders of the Company until October 30, 2009 at 11:15 pm, Plano, Texas time, when 66% equity ownership of the Company was purchased by Optical Cable Corporation, a Virginia corporation (“OCC” or “Parent”);

WHEREAS, Executive has entered into a Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), regarding the purchase all of the remaining 34% equity ownership of the Company by OCC, which together with its subsidiaries (including the Company), designs, manufactures and sells cabling and connectivity products for the data communications enterprise market, including specialty products designed for harsh environment and military applications;

WHEREAS, Executive has agreed to enter into this Agreement as an inducement to OCC to enter into the Stock Purchase Agreement and to acquire a 100% equity ownership in the Company and whereas, OCC was only willing to enter into the Stock Purchase Agreement and to acquire a majority equity interest in the Company if Executive agreed to enter into this Agreement;

WHEREAS, Executive possesses managerial experience, knowledge, skills and expertise required by Company;

WHEREAS, the employment of Executive by Company is in the best interests of Company and Executive; and

WHEREAS, the parties have mutually agreed upon the terms and conditions of Executive’s continued employment by Company as hereinafter set forth;

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties covenant and agree as follows:

Section 1. Employment.

Executive shall be employed as Vice President of Specialty Connectivity Engineered Solutions of the Company. Executive shall report to the Vice President and General Manager of the Specialty Connectivity Group of the Company, shall lead the Specialty Connectivity Engineered Solutions Team, shall lead the Inside Sales Team for the Specialty Connectivity Group, shall work closely and collaboratively with the entire OCC’s sales team, and shall discharge such duties and responsibilities as may be required of him from time to time by the Company.

Section 2. Term of Employment.

The initial term of this Agreement shall end on December 31, 2010. However, on January 1, 2010 and each January 1 thereafter the term of this Agreement shall be renewed and extended by one year unless Executive or Company notifies the other in writing thirty (30) days prior to such date(s) that the term shall not be renewed and extended, or unless this Agreement or Executive’s employment is terminated earlier as set forth in Section 11 below.

Section 3. Exclusive Service.

Executive shall devote his best efforts and full time to rendering services on behalf of the Company and OCC in furtherance of its best interests and will not take any action which is detrimental to the Company or OCC. Executive shall comply with all policies, standards and regulations of the Company and OCC now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to an executive officer. Executive shall comply with all state and federal laws applicable to him in regard to his employment with Company and he shall report all actual or suspected violations of such laws or policies and procedures of Company (by the Executive or other employees, officers or agents of Company) to the CEO and President of OCC.

Section 4. Salary.

(a) Except as set forth in Section 7, as compensation while employed hereunder, Executive, during his faithful performance of this Agreement, shall receive an annual base salary of $125,000 (or $10,416.67 per month), payable on such terms and in such installments as the parties may from time to time mutually agree upon. Executive’s base salary may increase during any term of this Agreement based on business factors such as, but not limited to, Executive’s performance and the profitability of the Company and OCC.

(b) Company shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and Company. Company shall also withhold and remit to the proper party any amounts agreed to in writing by Company and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(c) Except as otherwise expressly set forth herein or as otherwise required by law, no compensation shall be paid pursuant to this Agreement subsequent to any termination of Executive’s employment by Company, irrespective of whether the termination is voluntary or involuntary.

Section 5. Corporate Benefit Plans.

During Executive’s employment, Executive shall be entitled to participate in or become a participant in any employee health, welfare and benefit plans maintained by Company for similarly situated executives and for which he is or will become eligible based on the terms of those plans.

Section 6. Bonuses.

Except as set forth in Section 7, beginning with the fiscal year ending October 31, 2010, Executive shall be eligible to participate in bonus programs, as established from time to time and in the discretion of the President and CEO of OCC or Compensation Committee of the Board of Directors of OCC (the “Compensation Committee”), as the case may be, for employees holding similar positions. The President and CEO of OCC, or the Compensation Committee, will determine the terms of any such bonus programs.

Except as set forth in Section 7, beginning with the fiscal year ending October 31, 2010, Executive will be provided with an annual target bonus opportunity (as a percentage of annual base salary) of at least 25%, which will be contingent on the achievement of quantified and other corporate and team goals as determined by the President and CEO of OCC, or the Compensation Committee.

Unless otherwise specified in the terms and conditions of the bonus program, Executive must be employed by the Company at the time annual bonuses are paid to receive a bonus under the bonus program.

Section 7. Transition Compensation During 2009.

Notwithstanding any contrary provision contained in this Agreement and in lieu of the compensation set forth in Sections 4 and 6: (a) Executive will continue to be paid through October 31, 2009, the same base salary he is receiving from the Company prior to this Agreement, and (b) the same monthly bonuses he is receiving from the Company prior to this Agreement based on the sales bonus plan through October 31, 2009 (whether paid before or after October 31, 2009); provided that in no event will Executive be paid or have payable to him more than a total of $130,000 in base salary and bonus for his service during 12-month period ending October 31, 2009.

Subject to other provisions herein, beginning November 1, 2009, Executive will be paid an annual base salary as set forth in Section 4, and will be eligible to receive a bonus with respect to fiscal year 2010 performance goals consistent with Section 6.

Notwithstanding any contrary provision contained in this Agreement, through December 31, 2009, Executive will receive the same health care and similar benefits he is receiving from the Company prior to this Agreement.

Section 8. Equity Compensation.

As of the date hereof, Executive will be eligible to participate in grants of long-term equity compensation awarded from time to time to employees pursuant to any equity participation plans of Company. Grants under such plans are based on recommendations of the President and CEO of OCC, and are subject to approval by the Compensation Committee. Long-term equity awards will typically be subject to various vesting requirements, including time-vesting and performance-vesting requirements, as well as other terms and conditions.

Section 9. Expense Account.

Company shall reimburse Executive for reasonable and customary business expenses incurred in the conduct of Company’s business. Such expenses will include business meals, out-of-town lodging and travel expenses. Executive agrees to timely submit records and receipts of reimbursable items and agrees that Company can adopt reasonable rules and policies regarding such reimbursement. Company agrees to make prompt payment to Executive following receipt and verification of such receipts. No reimbursement will be made for expenses not supported by adequate records or receipts.

Section 10. Paid Time Off (PTO).

Executive shall be entitled to receive under Company’s Paid Time Off (“PTO”) program (or under any alternative program adopted in the future for vacation and sick time) the greater of (i) 21 days of time away from work with continued compensation (PTO days) or (ii) the number of days other similarly positioned employees would be eligible to receive based on years of service. Company’s PTO program covers both vacation and sick time off with pay. The PTO days for any calendar year will be earned during the year, but will be available for use beginning January 1 of such calendar year. At the end of each calendar year, Executive shall be entitled to carry-over up to 10 unused PTO days to the next calendar year. Accrued but unused PTO will be paid out at the termination of Executive’s employment. Notwithstanding the foregoing, the Company reserves the right to change its PTO, vacation and/or sick time programs and policies from time to time.

Section 11. Termination.

Executive’s employment may be terminated during any term of this Agreement for the reasons specified below.

(a) Termination by Executive (without Good Reason).

Executive may voluntarily terminate his employment with Company without Good Reason (as defined below) by giving both the President and CEO of OCC thirty (30) days prior written notice of the effective date of his voluntary termination. At the option of Company, such termination may be effective immediately upon receipt of such notice. In the event of such voluntary termination, Executive will be entitled to his salary pursuant to Section 4(a) which otherwise would be payable to Executive through the effective date of his voluntary termination.

(b) Termination by Company for Cause.

Company shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for (i) material breach by Executive of this Agreement and/or the Applied Optical Systems, Inc. Employee Innovations and Proprietary Rights Assignment and Confidentiality Agreement (attached hereto as Exhibit A); (ii) Executive’s gross negligence in the performance of his material duties hereunder; (iii) intentional nonperformance or misperformance of such duties, or refusal to abide by or comply with the reasonable directives of his superior officers, or Company’s policies and procedures, which actions continue for a period of at least thirty (30) days after receipt by Executive of written notice of the need to cure or cease; (iv) Executive’s willful dishonesty, fraud or misconduct with respect to the business or affairs of Company, OCC or any affiliate of OCC, that in the reasonable judgment of the President and CEO of OCC as of the date of this Agreement or, in the event he is no longer serving in such capacity, then the Board of Directors of OCC, materially and adversely affects Company, OCC or any affiliate of OCC; (v) Executive’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; or (vi) any other action or inaction by Executive which in the reasonable judgment of the President and CEO of OCC and/or the Board of Directors of OCC is materially detrimental to Company, OCC or any affiliate of OCC, and Executive has not cured or ceased such action or inaction within thirty (30) days after receipt by Executive of written notice of the need to cure or cease. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement except for salary owed for work performed prior to the termination and continuation of benefits as required by law.

(c) Termination by Company without Cause or by Executive for Good Reason.

(1) Company may terminate Executive’s employment other than for Cause (as defined above) at any time upon written notice to Executive, which termination shall be effective immediately. Executive may resign thirty (30) days after written notice to the President and CEO of OCC for Good Reason. “Good Reason” shall mean Company’s failure to comply with any material term of this Agreement that remains uncured for a period of thirty (30) days after written notice to Company by Executive of such failure to comply.

(2) In the event Executive’s employment is terminated either: by Company other than for Cause; or by Executive for Good Reason, then Executive shall receive: (i) a monthly amount equal to one-twelfth ( 1/12) the rate of his annual base salary in effect immediately preceding such termination for six (6) months after the date of such termination at the times such payments would have been made in accordance with Section 4(a), and (ii) an amount equal to six-twelfths ( 6/12) of his annual bonus opportunity in effect immediately preceding such termination pursuant to Section 6 at the time such payment would have otherwise been made; provided that the Executive endorses an appropriate separation agreement as provided by Company which, at a minimum, contains an appropriate release of liability (other than monetary obligations of the Company and/or OCC by contract or law), and further provided that Executive continues to comply with any provisions of this Agreement that survive his termination, Executive continues to comply with the provisions of the “Applied Optical Systems, Inc. Employee Innovations and Proprietary Rights Assignment and Confidentiality Agreement” attached hereto as Exhibit A, and Executive takes no actions detrimental to the bests interest of Company.

(d) Termination Upon Executive’s Death.

This Agreement shall terminate upon death of Executive; provided, however, that in such event Company shall pay to the estate of Executive his compensation including: (i) salary pursuant to Section 4(a) which otherwise would be payable to Executive through the end of the month in which his death occurs, and (ii) a prorata portion of his annual bonus opportunity pursuant to Section 6 in effect immediate preceding such termination, through the end of the month in which his death occurs.

(e) Termination Upon Disability.

Company may terminate Executive’s employment under this Agreement at any time Executive is unable to perform the essential functions of his position, with or without reasonable accommodation, as a result of a disability.

In the event Executive’s employment is terminated as a result of his disability, Company shall pay to Executive the following: (i) salary pursuant to Section 4(a) which otherwise would be payable to Executive through the end of the month in which his employment is terminated, and (ii) a prorata portion of his annual bonus opportunity pursuant to Section 6 in effect immediate preceding such termination, through the end of the month in which his employment is terminated.

(f) Obligations Survive Termination or Expiration.

Notwithstanding the termination of Executive’s employment pursuant to any provision of this Agreement (including any expiration of this Agreement), the parties shall be required to carry out any provisions of this Agreement or the “Applied Optical Systems, Inc. Employee Innovations and Proprietary Rights Assignment and Confidentiality Agreement,” attached hereto as Exhibit A, which contemplate performance by them subsequent to such termination. No termination of employment shall terminate the obligation of Company to make payments of any vested benefits provided hereunder or the obligations of Executive under the “Applied Optical Systems, Inc. Employee Innovations and Proprietary Rights Assignment and Confidentiality Agreement” attached hereto as Exhibit A.

Section 12. Confidentiality/Nondisclosure/Inventions and Unfair Competition.

(a) Executive hereby acknowledges that Executive’s employment with Company places Executive in a position of confidence and trust with respect to the business, operations, vendors, customers, prospects, and personnel of Company, OCC and OCC’s other affiliates, and that Executive will be given access to, among other things, trade secrets and confidential and proprietary business information of Company, OCC and OCC’s other affiliates.

(b) As a material condition of his employment with Company and Company’s agreement to provide Executive access to its confidential and proprietary information and to train Executive concerning some or all of the following: Executive’s use of Company’s confidential databases, Company’s unique sales and business methods, Company’s confidential product information and Company’s confidential pricing and profit margin information, Executive agrees to endorse and abide by the terms of an “Applied Optical Systems, Inc. Employee Innovations and Proprietary Rights Assignment and Confidentiality Agreement” attached hereto as Exhibit A.

Section 13. Assignability.

This Agreement may be assigned by the Company without prior notice to Executive and without payment of any additional consideration to Executive. Executive further understands and agrees that the duties and obligations of Executive hereunder are of a personal nature and may not be assigned in whole or in part by Executive.

Section 14. Governing Law/Venue.

This Agreement shall be governed in all respects by the laws of the State of Texas, without respect to its conflict of laws provisions. Executive and the Company irrevocably consent to the exclusive personal jurisdiction of the state courts located in Collin County, Texas or the United States District Court for the Eastern District of Texas, Sherman Division, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Texas, such personal jurisdiction shall be nonexclusive.

Section 15. Notices.

Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed (i) in the case of Company to both the registered office of OCC to the attention of the President and CEO; or (ii) in the case of Executive to his last known address.

Section 16. Entire Agreement.

(a) This Agreement (along with any attached Exhibits) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof.

(b) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 17. Amendment and Waiver.

This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged. No person other than the President and CEO of OCC shall have the authority to amend this Agreement or waive any provision of this Agreement on behalf of Company.

Section 18. Severability.

If any provision of this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, such determination will not affect the validity of any other provision of this Agreement, which will remain in full force and effect. Each section, provision, paragraph and subparagraph of this Agreement is severable from every other section, provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

Section 19. Warranty.

Executive warrants that he is under no contractual, judicial or other restraint, which impairs his right or legal ability to enter into this Agreement and to carry out his duties and responsibilities hereunder.

Section 20. Case and Gender.

Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 21. Captions.

The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 22. Miscellaneous.

Executive understands that the existence of any claim or cause of action by Executive against Company, OCC or any other affiliate of OCC, whether predicated on this Agreement or otherwise, shall not constitute a defense to Executive’s responsibilities hereunder or to the enforcement by Company of the terms, obligations or covenants contained in this Agreement or attachments hereto. Executive also agrees that the language used in this Agreement is not to be construed in favor of or against any party solely because such party or their counsel may have drafted the Agreement.

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IN WITNESS WHEREOF, Company has caused this Agreement to be signed by its duly authorized representative and Executive has signed this Agreement on the day and year first above written.

EXECUTIVE

/S/ DANIEL ROEHRS
Daniel Roehrs

APPLIED OPTICAL SYSTEMS, INC.

By:	/S/ G. THOMAS HAZELTON, JR.
Name: G. Thomas Hazelton, Jr.
Title: General Manager

ACKNOWLEDGED AND AGREED:

OPTICAL CABLE CORPORATION

By:	/S/ NEIL D. WILKIN, JR.
Name: Neil D. Wilkin, Jr.
Title: President and CEO